FORM 15
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

  Certification and Notice of Termination of Registration Under Section 12(g) of The Securities Exchange Act of 1934 or Suspension of Duty To File Reports
       Under Section 13 or 15(d) of the Securities Exchange Act of 1934
                           Commission File No. 0-15880


                        PROPERTY RESOURCES EQUITY TRUST
            (Exact Name of Registrant as Specified in its Charter)

California                               94-3959770
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(State or other jurisdiction or          (I.R.S. Employer Identification number)
incorporation or organization)

P.O. Box 7777, San Mateo, CA 94403-777   (650) 312-5824
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(Address of principal and                Registrant's telephone number,
executive Office)                        including Area Code


                              COMMON STOCK SERIES A
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             Title of each class of securities covered by this Form

                                      NONE
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    Title of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains

  --------------------------------------------------------------
  Rule 12g-4(a)(1)(i)    [ ]       Rule  12h-3(b)(1)(ii)    [X]
  Rule 12g-4(a)(1)(ii)   [X]       Rule  12h-3(b)(2)(i)     [ ]
  Rule 12g-4(a)(2)(i)    [ ]       Rule  12h-3(b)(2)(ii)    [ ]
  Rule 12g-4(a)(2)(ii)   [ ]       Rule  15d-6              [ ]
  Rule 12h-3(b)(1)(i)    [ ]
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Approximate number of holders of record as of the certification or notice date:
      NONE
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Pursuant to the requirements of the Securities Exchange Act of 1934, Property
Resources Equity Trust has caused this certification / notice to be signed on its behalf by the undersigned duly authorized person

SIGNATURE                      TITLE                    DATE
---------                      -----                    ----

/s/ David P. Goss              Chief Executive Officer  6/16/99
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David P. Goss